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Filed pursuant to Rule 424(b)(5)
File Number 333-171063

Prospectus Supplement
(to Prospectus dated January 21, 2011)

2,400,000 Shares of Common Stock

        We are offering 2,400,000 shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol "TITN." On May 5, 2011, the last reported sale price of our common stock was $30.45 per share.

        Our principal executive office is located at 644 East Beaton Drive, West Fargo, ND 58078. Our telephone number is (701) 356-0130 and our company website is www.titanmachinery.com. We do not intend for information contained on our website to be part of this Prospectus Supplement.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-9 of this Prospectus Supplement.

	Per Share	Total

Public offering price	$28.75	$69,000,000

Underwriting Discount	$1.5094	$3,622,560

Proceeds before expenses	$27.2406	$65,377,440

        The underwriters have a 30-day option to purchase up to 360,000 additional shares from us on the same terms set forth above to cover over-allotment, if any.

        The underwriters are offering the common stock as set forth under "Underwriting."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Craig-Hallum Capital Group		Baird
Co-Managers
Stephens Inc.		Feltl and Company

The date of this Prospectus Supplement is May 6, 2011.

        You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement, the associated Prospectus, and any free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus Supplement. The terms "the Company," "Titan," "we," "us," and "our" refer to Titan Machinery Inc., a corporation organized in Delaware, and its consolidated subsidiaries, and the term "common stock" means our common stock, par value $0.00001 per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Such "forward-looking" information is included in this Prospectus Supplement, as well as in materials incorporated herein by reference, and other materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company).

        Certain statements in this Prospectus Supplement, the accompanying Prospectus, and the documents that are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus constitute "forward-looking statements." In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our results or our industry's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Our forward-looking statements in this Prospectus Supplement and our most recent Annual Report on Form 10-K, and any other filings made with the SEC, which are incorporated herein by reference, generally relate to the following:

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  our beliefs and intentions with respect to our growth strategy, including growth through acquisitions, the types of acquisition targets we intend to pursue and our ability to identify such targets;

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  our beliefs with respect to our competitors and our competitive advantages;

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  our beliefs with respect to the impact of government subsidies on the agriculture economy;

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  our beliefs with respect to our business strengths, including the Titan Operating Model;

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  our plans and beliefs with respect to real property used in our business;

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  our beliefs with respect to our employee relations;

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  our assumptions, beliefs and expectations with respect to past and future market conditions, including interest rates, lending standards and public infrastructure spending and the impact these conditions will have on our operating results;

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  our beliefs with respect to the adequacy of our capital resources and the funding of debt service obligations and capital expenditures;

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  our plans for future capital expenditures;

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  our cash needs and the adequacy of our working capital; and

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  our expectations regarding the impact of inflation.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to

S-i

differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

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  incorrect assumptions regarding our cash needs;

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  general economic conditions and agriculture and construction activity in the markets where we operate;

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  our relationships with equipment suppliers;

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  our leverage;

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  the risks associated with the expansion of our business;

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  our possible inability to integrate any businesses we acquire;

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  competitive pressures;

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  compliance with laws and regulations; and

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  other factors discussed under "Risk Factors" in this Prospectus Supplement, the accompanying Prospectus or our most recent Annual Report filed on Form 10-K, and any of our filings with the SEC, which are incorporated herein by reference.

        These important factors include those that we discuss in this Prospectus Supplement under "Risk Factors." You should read these risk factors and the other cautionary statements made in this Prospectus Supplement, the accompanying Prospectus, any free writing prospectus, or any of our filings with the SEC as being applicable to all related forward-looking statements wherever they appear in this Prospectus Supplement and any of our other reports filed with the SEC. We cannot assure you that the forward-looking statements in this Prospectus Supplement, the accompanying Prospectus, any free writing prospectus or any of our filings with the SEC will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Other than as required by law, we undertake no obligation to update these forward-looking statements, even though our situation may change in the future.

S-ii

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this offering. The second part, the accompanying Prospectus, gives more information, some of which may not apply to this offering. Generally, when we refer only to the "Prospectus," we are referring to both parts combined.

        The terms "the Company," "Titan," "we," "us," and "our" refer to Titan Machinery Inc., a corporation organized in Delaware, and its consolidated subsidiaries, and the term "common stock" means our common stock, par value $0.00001 per share. Our fiscal year ends January 31.

        This Prospectus Supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities under the heading "Risk Factors." This Prospectus Supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying Prospectus. If there is any inconsistency between the information in the accompanying Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. You should read both this Prospectus Supplement and the accompanying Prospectus together with additional information described under the heading "Where You Can Find More Information."

        We include cross-references in this Prospectus Supplement and the accompanying Prospectus to captions in these materials where you can find additional related discussions. The table of contents in this Prospectus Supplement provides the pages on which these captions are located.

S-iii

SUMMARY

        This summary highlights selected information about the offering and our business and does not contain all the information that may be important to you. To understand the terms of the securities being offered by this Prospectus Supplement, the associated Prospectus, and any free writing prospectus, we encourage you to read the entire Prospectus Supplement, especially the risks of investing in the securities described under the section "Risk Factors," and the documents identified under the caption "Incorporation of Documents by Reference." The terms "the Company," "Titan," "we," "us," and "our" refer to Titan Machinery Inc., a corporation organized in Delaware, and its consolidated subsidiaries, and the term "common stock" means our common stock, par value $0.00001 per share.

Our Company

        We own and operate a network of full service agricultural and construction equipment stores in the United States. Based upon information provided to us by CNH Global N.V. or its U.S. subsidiary CNH America LLC, collectively referred to in this Prospectus as CNH, we are the world's largest retail dealer of Case IH Agriculture equipment and a major retail dealer of New Holland Agriculture, Case Construction and New Holland Construction equipment in the U.S. We have two primary business segments, Agriculture and Construction.

        The agricultural equipment we sell and service includes machinery and attachments for uses ranging from large-scale farming to home and garden use. The construction equipment we sell and service includes heavy construction and light industrial machinery for commercial and residential construction, road and highway construction and mining. Within each of our operating segments, we engage in four principal business activities:

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  new and used equipment sales;

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  parts sales;

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  repair and maintenance services; and

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  equipment rental and other activities.

        The new equipment and parts we sell are supplied primarily by CNH. CNH is a leading manufacturer and supplier of agricultural and construction equipment, primarily through the Case IH Agriculture, New Holland Agriculture, Case Construction and New Holland Construction brands. We acquire used equipment for resale through trade-ins from our customers and selective purchases. We also sell parts and provide in-store and on-site repair and maintenance services. We also rent equipment and provide other ancillary services such as equipment transportation, GPS signal subscriptions and finance and insurance products.

        We offer our customers a one-stop solution by providing equipment and parts sales, repair and maintenance services and rental functions in each store. Our full service approach provides us with multiple points of customer contact and substantial cross-selling opportunities. We believe our mix of equipment and recurring parts and service sales enables us to operate effectively throughout economic cycles. We also believe our significant scale, superior customer service, diverse and stable customer base, proven management reporting system and experienced management team provide us with a competitive advantage in many of our local markets.

        Throughout our 31-year operating history we have built an extensive, geographically contiguous network which, as of April 15, 2011, consisted of 81 stores, including two outlet stores. Our agricultural equipment stores are located in highly productive farming regions, including the Red River Valley in eastern North Dakota and northwestern Minnesota and western portions of the corn belt in Iowa, eastern South Dakota, eastern Nebraska and southern Minnesota, and along the Interstate-80 corridor in Nebraska, which sits on top of the Ogallala Aquifer. Our construction equipment stores are located in the strong regional economies of North Dakota, South Dakota, Iowa, Montana, Wyoming, eastern Nebraska and western Minnesota.

        Our executives have extensive industry experience. David Meyer, our Chairman and Chief Executive Officer, founded our company in 1980. In 2002, we acquired two stores owned by C.I. Farm Power, Inc., a business owned by our President and Chief Operating Officer, Peter Christianson, which he co-founded in 1988. Based on our collective industry experience, we developed the Titan Operating Model, which combines management accountability and decision-making at the store level with centralized, back-office support. In addition, our executives work closely with our store managers to develop the managers' industry knowledge and ensure these managers achieve operational excellence in line with our management philosophy.

        We have a history of successful growth through acquisitions. Since January 1, 2003, we have completed 34 acquisitions consisting of 75 stores operating in seven states, including 19 acquisitions consisting of 44 stores completed since our initial public offering on December 11, 2007. We have a well-established track record of successfully integrating acquired stores through the Titan Operating Model, retaining acquired-store employees and maintaining acquired-store customer relationships. We expect that acquisitions will continue to be an important component of our consolidated and segment growth.

Industry Overview

Agricultural Equipment Industry

        Agricultural equipment is purchased primarily for the production of food, fiber, feed grain and renewable energy. It is also purchased for home and garden applications and maintenance of commercial, residential and government properties. Deere & Company, CNH and AGCO Corporation are the largest global manufacturers and supply a full line of equipment and parts that address the primary machinery requirements of farmers. For the most recent fiscal year-ends for which information is currently available, revenue from agriculture operations was $19.9 billion for Deere & Company, $11.5 billion for CNH and $6.9 billion for AGCO. In addition to the major manufacturers, several short-line manufacturers produce specialized equipment that addresses regional and niche requirements of farmers. Agricultural equipment manufacturers typically grant dealers in the U.S. authorized store locations, not exclusive territories, to distribute their products.

Construction Equipment Industry

        Construction equipment is purchased primarily for commercial, residential and infrastructure construction, as well as for demolition, maintenance, mining, energy production and forestry operations. The market for construction equipment is larger than the market for agricultural equipment and is segmented across multiple categories including earth moving, lifting, light industrial, asphalt and paving, and concrete and aggregate equipment. We believe Caterpillar Inc., Komatsu Ltd., Deere & Company, CNH and Ingersoll-Rand Co. Ltd. are the largest global manufacturers of construction equipment. These companies generated revenue from their construction operations of $39.9 billion for Caterpillar Inc., $15.4 billion for Komatsu Ltd., $3.7 billion for Deere & Company, and $2.9 billion for CNH for the most recent fiscal year-ends for which information is currently available. As in the agricultural equipment market, distribution of construction equipment in the U.S. is executed primarily by manufacturer authorized dealers; however, manufacturers' dealership agreements in the construction industry typically assign exclusive distribution territories.

Titan Operating Model

        We believe the Titan Operating Model is a key element to our continued success. Through the Titan Operating Model, we empower leadership and share best practices at the store level while realizing efficiencies at the corporate level. We believe exceptional customer service is most efficiently delivered through accountable store employees who are supported by centralized administrative, finance and marketing functions. By managing our business as a network of independent stores supported by a centralized shared resources group, we ensure coordination of the entire enterprise while promoting local business relationships on a store-by-store basis.

Business Strengths

        In addition to the Titan Operating Model, we believe the following attributes of our business model and market position are important factors in our ability to compete effectively and achieve our long-term financial objectives:

Leading North American Equipment Provider with Significant Scale

        According to CNH, we are the world's largest retail dealer of Case IH Agriculture equipment and a major retail dealer of New Holland Agriculture, Case Construction and New Holland Construction equipment in the U.S. We believe our size and large, contiguous geographic market provide us with several competitive advantages including:

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  our ability to efficiently manage inventory by empowering each individual store with inventory management responsibility and access to our centralized inventory management system;

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  our ability to use expanded sales channels, including used equipment listings and periodic auctions hosted on our website; and

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  our ability to sell inventory to customers in a large geographic area.

Customer Focus at the Local Level

        As part of the Titan Operating Model, we centralize general and administrative functions, finance and marketing resources, thus enabling our store employees to focus exclusively on customers while eliminating redundant operating expenses. We believe this operating structure, which focuses on serving our customers on a local level, will allow us to increase market share.

Superior Customer Service to Attract and Retain Customers

        We believe our ability to respond quickly to our customers' demands is a key to profitable growth. Our executives are committed to maintaining a customer-focused culture. We spend significant time and resources training our employees to effectively service our customers in each of our local markets, which we believe will increase our revenue. In particular, the following capabilities enable us to better service our customers:

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  our ability to staff a large number of highly-trained service technicians across our network of stores;

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  our ability to staff and leverage product and application specialists across our network of stores; and

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  our ability to innovate and lead our industry through initiatives such as Rural Tower Network.

Unique Entrepreneurial Culture to Attract and Retain Superior Employees

        We created a unique entrepreneurial culture that empowers our employees to make decisions and act within the parameters of a proven operating process and system. We believe this culture and our size gives us a competitive advantage in attracting and retaining the best employees in our industry.

Diverse and Stable Customer Base to Avoid Market Volatility

        We believe our large and diverse customer base limits our exposure to risks associated with customer concentration and fluctuations in local market conditions. We have long and stable relationships with many of our customers. During fiscal 2011, we conducted business with approximately 64,000 customers, none of whom accounted for more than 1.0% of our total revenue. Our top ten customers combined represented approximately 3.9% of our total revenue.

Proven Information Technology Systems

        Our management reporting systems provide the data and reports that facilitate our ability to make informed decisions. We use these systems to actively manage our business and enable each store to access the available inventory of our other stores before ordering additional parts or equipment from our suppliers. Our customer relationship management system provides sales and customer information and other organizational tools to assist our field marketers, parts managers and service managers. In addition, our management reporting systems facilitate training and foster development of management personnel.

Experienced Management Team to Implement our Growth Strategy

        Our executive team is led by David Meyer, our Chairman and Chief Executive Officer, and Peter Christianson, our President and Chief Operating Officer, who have approximately 36 and 32 years, respectively, of industry experience. Our regional managers, store managers and field marketers also have extensive knowledge and experience in our industry. We believe the strength of our management team will help our success in the marketplace.

Growth Strategy

        We pursue the following growth strategies:

Increase Market Share and Same-Store Sales

        We focus on increasing our share of the equipment sold in our markets because our market share impacts current period revenue and compounds our revenue over the life of the equipment sold through recurring parts and service business.

Make Selective Acquisitions

        The agricultural and construction equipment industries are fragmented and consist of many relatively small, independent businesses servicing discrete local markets. We believe a favorable climate for dealership consolidation exists due to several factors, including the competitiveness of our industry, growing dealer capitalization requirements and lack of succession alternatives. We intend to continue to evaluate and pursue acquisitions with the objectives of entering new markets, consolidating distribution within our established network and strengthening our competitive position. Since January 1, 2003, we have successfully acquired and integrated 34 dealers, totaling 75 stores.

Integrate New Dealers into the Titan Operating Model

        We have developed the Titan Operating Model to optimize the performance and profitability of each of our stores. Upon consummation of each acquisition, we integrate acquired stores into our operations by implementing the Titan Operating Model to enhance each acquired store's performance within its target market.

Expand Product and Service Offerings in Existing Markets

        We believe our scale, successful operating history and large, geographically-contiguous network of stores represents an operating platform through which additional products and services could be effectively marketed and sold. We intend to evaluate opportunities to sell to our existing customer base, or within our existing geographic markets, additional products and services that complement our existing businesses and/or distribution infrastructure. Our recently announced acquisition of ABC Rental on March 21, 2011 represents our expansion into dedicated construction rental stores and is an example of our desire to increase product and service offerings in our existing markets.

Replicate Business Model in New Geographies

        We believe that our business model of serving highly-productive agricultural regions through a geographically-contiguous network of stores managed according to the Titan Operating Model can be successfully replicated in other agricultural regions in North America and the world. We intend to evaluate, and selectively pursue, opportunities to enter new geographic markets where we believe the local farm economies, farming practices and equipment distribution infrastructure combine to represent an opportunity to successfully deploy the Titan Operating Model.

Recent Developments

        Since filing our Annual Report on Form 10-K on April 18, 2011, we have announced an agreement to acquire Carlson Tractor and Equipment, resulting in the potential addition of two stores in the Minneapolis suburbs of Rosemount and Rogers, Minnesota and an agreement to acquire St. Joseph Equipment Inc., resulting in the potential addition of four construction equipment stores in Minnesota and Wisconsin. These acquisitions are subject to customary conditions to closing and are expected to close during May 2011.

Risk Factors

        Our business is subject to a number of risks discussed under the heading "Risk Factors" in this Prospectus Supplement. The principal risks facing our business include, among others, our substantial dependence upon our relationship with CNH, termination and other provisions in our agreements with CNH affiliates, economic conditions in the agriculture and construction industries, the availability of financing for the equipment we sell, our ability to execute our acquisition strategy, and competition in our industry. There are also several risks relating to this offering and the ownership of our common stock. You should carefully consider these factors, as well as all of the other information set forth or incorporated by reference in this Prospectus.

Corporate Information

        We were incorporated as a North Dakota corporation in 1980 and reincorporated in Delaware in December 2007 prior to our initial public offering. Our executive offices are located at 644 East Beaton Drive, West Fargo, ND 58078-2648. Our telephone number is (701) 356-0130. We maintain a web site at www.titanmachinery.com.

The Offering

Common stock offered	2,400,000 shares
Over-allotment option	The underwriters have received an option to purchase up to an additional 360,000 shares of common stock within 30 days of the date of the underwriting agreement.
Common stock to be outstanding after this offering

20,321,864 shares. If the underwriters exercise their over-allotment option in full, we will issue an additional 360,000 shares, which will result in 20,681,864 shares outstanding. Unless otherwise indicates, the number of shares outstanding immediately after this offering is based on 17,921,864 shares of common stock outstanding as of April 15, 2011.(1)

Use of proceeds

We intend to use the net proceeds of this offering for general corporate purposes, which may include general and administrative expenses and the acquisition of, or investment in, properties, companies, or assets that complement our business. For more information, see "Use of Proceeds."

Dividend policy	We have never paid dividends on our common stock and intend to use future earnings to finance operations and growth.
NASDAQ symbol for our common stock	TITN
Risk Factors

See "Risk Factors" on page S-9 of this Prospectus Supplement, the discussion under "Item 1A. Risk Factors" and "Information Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, which are incorporated by reference into this Prospectus Supplement, and other information included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

(1)
Excludes (1) shares issuable under our 2005 Equity Incentive Plan, including 601,749 shares of common stock issuable upon the exercise of outstanding stock options as of April 15, 2011 (of which 333,580 were exercisable) at a weighted average exercise price of $11.05 per share and 92,370 shares of common stock reserved for future grants and (2) 40,145 shares of common stock issuable upon the exercise of outstanding warrants (all of which are exercisable) at a weighted average exercise price of $3.50 per share.

Summary Financial Data

        The data given below as of and for each of the three years in the period ended January 31, 2011, have been derived from the Company's Audited Consolidated Financial Statements. In order to understand the effect of accounting policies and material uncertainties that could affect our presentation of financial information, such data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operation included in the Company's Annual Report on Form 10-K for the year ended January 31, 2011.

	Year ended January 31,
	2011	2010	2009
	(in thousands, except per share data)
Statement of Operations Data:
Revenue
Equipment	$855,443	$643,186	$540,307
Parts	140,982	119,509	94,984
Service	74,506	58,983	44,224
Other	23,558	17,103	10,922

	1,094,489	838,781	690,437

Cost of revenue
Equipment	773,060	578,411	478,324
Parts	100,281	83,219	67,270
Service	27,767	21,615	16,729
Other	18,813	14,441	8,245

	919,921	697,686	570,568

Gross Profit	174,568	141,095	119,869
Operating expenses	130,541	108,998	86,940

Income from operations	44,027	32,097	32,929
Other income (expense)
Interest and other income	1,794	1,843	1,545
Interest expense	(8,584)	(6,948)	(3,969)

Income before income taxes	37,237	26,992	30,505
Provision for income taxes	(14,895)	(11,255)	(12,430)

Net income	$22,342	$15,737	$18,075

Earnings per share
Basic	$1.27	$0.89	$1.11
Diluted	$1.23	$0.88	$1.08
Weighted average shares outstanding
Basic	17,658	17,593	16,291
Diluted	18,146	17,968	16,779

	January 31,
	2011	2010	2009
	(in thousands)
Balance Sheet Data:
Cash	$76,112	$76,185	$41,047
U.S. treasury bills	—	—	44,994
Receivables	44,945	22,254	19,626
Inventories	429,844	347,580	241,094
Prepaid expense	1,003	1,009	533
Income tax receivable	—	1,595	1,433
Deferred income taxes	3,247	2,266	1,426
Goodwill and intangibles, net	23,125	15,057	12,830
Property and equipment	65,372	46,604	45,269
Other assets	5,198	2,262	1,996

Total assets	$648,846	$514,812	$410,248

Accounts payable	$15,957	$12,352	$18,652
Floorplan notes payable(1)	320,801	249,872	166,481
Current maturities of long-term debt	4,207	7,218	7,623
Customer deposits	28,180	12,974	15,158
Accrued expenses	16,816	9,870	8,308
Income taxes payable	2,093	—	—

Total current liabilities	388,054	292,286	216,222
Long-term liabilities	46,235	32,002	20,259
Total stockholders' equity	214,557	190,524	173,767

	$648,846	$514,812	$410,248

(1)
Approximately 52% of floorplan notes payable were interest bearing at January 31, 2011.

RISK FACTORS

        Your investment in our common stock involves risks. You should consider carefully the following risk factors, in addition to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, including the discussions under "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Information Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, which is incorporated by reference into this Prospectus Supplement.

RISKS RELATED TO THE OFFERING

Our stock price may fluctuate in response to market and other factors, which could result in substantial losses for investors purchasing such shares.

        The market price of our common stock has been and may continue to be volatile. This volatility could stem from the risk factors listed in this section of the Prospectus Supplement, variations in our results of operations and financial condition, variations in expectations of securities analysts and investors, changes in general market conditions, macroeconomic trends and other related factors discussed under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011 and elsewhere.

        As a result of such fluctuation, you may not be able to resell your shares of our common stock at or above the public offering price, or at all, which could cause you to lose some or all of your investment. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we become involved in such litigation in the future, it could result in substantial costs and diversion of the time, attention and resources of our senior management and could harm our stock price, business, results of operations and financial condition.

We do not pay dividends on our common stock and do not anticipate paying any such dividends in the near future, so any return on your investment will depend on the market price of our common stock.

        We have never declared or paid cash dividends on our common stock. We do not intend to pay any cash dividends on our common stock in the foreseeable future, as we expect to reinvest earnings to finance our operations and growth. As a result, any return on your investment will depend on the market price of our common stock.

Future offerings of our common stock could adversely affect our stock price.

        We may conduct future offerings of our common stock, preferred stock or other securities convertible into our common stock to fund acquisitions, finance operations or for other purposes. Such future offerings, or the perception by the market that such offerings may occur, could lower our stock price or make it more difficult for our stockholders to sell their shares. Moreover, any issuance of additional common stock will dilute the ownership interest of our existing common stockholders.

Our certificate of incorporation, our bylaws and Delaware corporate law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders.

        Provisions of our certificate of incorporation, our bylaws, and Delaware corporate law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors, meaning that only approximately one-third of our Board may be subject to reelection at each annual stockholder meeting. Our certificate of incorporation also permits our Board to issue one or more series of preferred stock, which may have rights and preferences superior to those of the common stock. The ability to issue preferred stock could have the effect of delaying or preventing a third party from acquiring us. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation law, which may prohibit large stockholders from consummating a merger with, or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our common stock.

Future sales of our common stock by our existing stockholders could cause our stock price to decline.

        If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. Stockholders holding an aggregate of 4,554,570 shares prior to this offering are subject to lock-up agreements that, subject to certain exceptions, restrict their ability to transfer their shares of our common stock. These lock-up agreements include an exception that permits Gordon Paul Anderson and Tony Christianson, who are both members of our board of directors, to sell up to 185,000 shares of our common stock beneficially owned by them in the aggregate pursuant to Rule 10b5-1 plans. The market price of shares of our common stock may decrease significantly if any of our existing stockholders sells a substantial amount of our common stock. In addition, we have an effective registration statement covering 1,000,000 shares of our common stock issuable under our 2005 Equity Incentive Plan. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

We have broad discretion in the use of the proceeds of this offering and may apply the proceeds in ways with which you do not agree.

        Our net proceeds from this offering will be used, as determined by management in its sole discretion, for working capital and general corporate purposes. We have not, however, determined the allocation of these net proceeds among the various uses described in this Prospectus Supplement. Our management will have broad discretion over the use and investment of these net proceeds, and, accordingly, you will have to rely upon the judgment of our management with respect to our use of these net proceeds, with only limited information concerning management's specific intentions. You will not have the opportunity, as part of your investment decision, to assess whether we use the net proceeds from this offering appropriately. We may place the net proceeds in investments that do not produce income or that lose value, which may cause our stock price to decline.

Our directors and executive officers will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including changes of control.

        Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 23.3% of our outstanding common stock immediately following the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. In particular, David Meyer, our Chairman and Chief Executive Officer, will own approximately 15.4% of our outstanding capital stock immediately following the completion of this offering, assuming the underwriters do not exercise their over-allotment option. As such, he alone is able to exercise significant influence over matters requiring approval by the stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

RISKS RELATED TO OUR BUSINESS

We are substantially dependent upon our relationship with CNH.

        We are an authorized dealer of CNH agricultural and construction equipment and parts. In fiscal 2011, CNH supplied approximately 82.5% of the new agricultural equipment and 71.3% of the new construction equipment we sold and represented a significant portion of our parts revenue. Our acquisition strategy contemplates the acquisition of additional CNH geographic areas of responsibility and store locations in both the Agricultural and Construction equipment segments. We depend on CNH Capital for floorplan financing to purchase a substantial portion of our inventory. In addition, CNH Capital provides a significant percentage of the financing used by our customers to purchase CNH equipment from us. CNH also provides incentive programs and discount programs from time to time that enable us to price our products more competitively. In addition, CNH conducts promotional and marketing activities on national, regional and local levels. Due to our substantial dependence on CNH, our success depends, in significant part, on (i) the overall reputation and success of CNH; (ii) the availability and terms of floorplan financing and customer financing from CNH Capital; (iii) the incentive and discount programs provided by CNH and its promotional and marketing efforts for its agricultural and construction products; (iv) the goodwill associated with CNH trademarks; (v) the introduction of new and innovative products by CNH; (vi) the manufacture and delivery of competitively-priced, high quality equipment and parts by CNH in quantities sufficient to meet our customers' requirements on a timely basis; (vii) the quality, consistency and management of the overall CNH dealership system; and (viii) the ability of CNH to manage its risks and costs, including those associated with being a multinational company. If CNH does not provide, maintain or improve any of the foregoing, or if CNH were sold or reduced or ceased operations, there could be a material adverse effect on our financial condition and results of operations.

CNH may terminate its dealership agreements with us or change the terms of those agreements, which could adversely affect our business.

        Under our dealership agreements with CNH through CNH America LLC, CNH's U.S. manufacturing entity, CNH entities have the right to terminate these agreements immediately in certain circumstances, and, in some cases, for any reason 90 days following written notice. Furthermore, CNH entities may change the terms of their agreements with us, among other things, to change our sales and service areas and/or the product, pricing or delivery terms. CNH routinely conducts evaluations of dealership standards, customer satisfaction surveys and market share studies, the results of which can impact the relationships with its dealers. CNH uses the evaluation results to increase or decrease the monetary rewards to dealers, or limit or expand the availability of financing, warranty reimbursements or other marketing incentives. If CNH were to change the terms of any or all of these agreements in a manner that adversely affects us, our business may be harmed, and if CNH were to terminate all or any of its dealer agreements with us, our business would be severely harmed.

Restrictions in our CNH dealership agreements may significantly affect our operations and growth and prevent a change in control of our company.

        We operate our stores pursuant to CNH's customary dealership agreements. These agreements impose a number of restrictions and obligations on us with respect to our operations, including our obligations to actively promote the sale of CNH equipment within our designated geographic areas of responsibility, fulfill the warranty obligations of CNH, provide services to our customers, maintain sufficient parts inventory to service the needs of our customers, maintain inventory in proportion to the sales potential in each sales and service geographic area of responsibility, maintain adequate working capital and maintain stores only in authorized locations. Prior consent of CNH is required for the acquisition by another party of 20% or more of our outstanding stock and for our acquisition of other CNH dealerships; otherwise, CNH may terminate our dealership agreements. There can be no assurance that CNH will give its consent. The restrictions and obligations in our CNH dealership agreements limit our flexibility in operating our current stores and acquiring new stores, which could have an adverse effect on our operations and growth. Furthermore, the requirement that CNH consent to the acquisition by any party of 20% or more of our outstanding stock may have the effect of discouraging transactions involving a change in our control, including transactions that stockholders might deem to be in their best interests.

Our equipment dealer appointments are not exclusive to the geographic areas we serve, which could adversely affect our operations and financial condition.

        CNH could appoint other equipment dealers in close proximity to our existing stores. The sales and service geographic areas of responsibility assigned to our dealerships can be enlarged or reduced by CNH upon 30 days' prior written notice. CNH and other equipment dealers can also sell in our sales and service geographic areas of responsibility. To the extent CNH appoints other equipment dealers within our markets, enlarges or reduces the sales and service geographic areas of responsibility relating to our stores, amends the dealership agreements or imposes new or different terms or conditions under the dealer agreements, our operations and financial condition could be adversely affected.

Our operating results may be adversely impacted by an under-supply or over-supply of equipment.

        If our suppliers cannot continue to provide us a reliable supply of new equipment, we may not be able to meet our customers' demand and our operating results could be negatively impacted. In times of heightened global demand for equipment, which is often driven by other factors (e.g., farm cash receipts often drive demand for agricultural equipment and infrastructure development often drives construction equipment demand), equipment suppliers may experience difficulty providing all dealerships a reliable supply of new agricultural equipment, which could adversely impact our results of operations. Further, an under-supply of equipment may cause prices for such equipment to increase. To the extent we cannot pass on any increased costs of equipment to our customers, our operating results may suffer. Conversely, an industry over-supply of equipment may also adversely affect our operations. Though manufacturers typically manage production of new equipment in response to demand, there may be short-term under-supplies or over-supplies of new equipment as manufacturers adjust to industry demand fluctuations. For used and rental equipment, short-term lease programs and commercial rental agencies for construction and agricultural equipment have expanded significantly in North America. Nationwide rental conglomerates have become sizeable purchasers of new equipment and can have a significant impact on industry sales and margins. When equipment comes off of lease or is replaced with newer equipment by rental agencies, there may be a significant increase in the availability of late-model used equipment. An over-supply of used equipment could adversely affect demand for, or the market prices of, new and used equipment. In addition, a decline in used equipment prices could have an adverse effect on residual values for leased equipment, which could adversely affect our financial performance.

If our expansion plans are unsuccessful, we may not achieve our planned revenue growth.

        We believe a significant portion of our future growth will depend on our ability to acquire additional dealerships, both within our existing footprint and in new domestic and international geographic regions. Our ability to continue to grow through the addition of new dealerships will be dependent upon the availability of suitable dealer locations or acquisition candidates at acceptable costs, our ability to compete effectively for such dealer locations and acquisition candidates and the availability of capital. We may not successfully identify suitable targets, or if we do, we may not be able to close the transactions, or if we close the transactions, they may not be profitable for reasons such as difficulties in staffing and managing operations, local economic conditions, and diversion of management resources, among others.

        Our ability to successfully expand our business internationally will involve various additional risks, such as competitive factors with which we may lack familiarity; foreign currency exchange rate fluctuations; varied, unclear and unfamiliar foreign legal and regulatory restrictions, including unexpected changes in international tariffs and restrictions on the ability of U.S. companies to do business in foreign countries; and local political conditions, among others.

        In addition, CNH's consent is required for the acquisition or opening of any CNH dealership, and the consent of the group of banks led by Wells Fargo Bank, National Association (the "Wells Fargo Bank Syndicate") is required for the acquisition of dealerships meeting certain thresholds or other criteria defined in the senior secured credit facility with the Wells Fargo Bank Syndicate. CNH typically evaluates management, performance and capitalization of a prospective acquirer in determining whether to consent to the sale of a CNH dealership. There can be no assurance that CNH or the Wells Fargo Bank Syndicate will consent to any or all acquisitions of dealerships that we may propose.

Our potential inability to successfully integrate newly-acquired dealerships may adversely affect our financial results.

        Once an acquisition is completed, we face many other risks commonly encountered with growth through acquisitions. These risks include incurring significantly higher than anticipated capital expenditures and operating expenses; failing to assimilate the operations and personnel of the acquired dealerships; disrupting our ongoing business; dissipating our management resources; failing to maintain uniform standards, controls and policies; and impairing relationships with employees and customers as a result of changes in management. Fully integrating an acquired dealership into our operations and realization of the full benefit of our strategies, operating model and systems may take several years. We may not be successful in overcoming these risks or any other problems encountered with such acquisitions. To the extent we do not successfully avoid or overcome the risks or problems related to acquisitions, our results of operations and financial condition could be adversely affected. Future acquisitions also will have a significant impact on our financial position and capital needs, and could cause substantial fluctuations in our quarterly and yearly results of operations. Acquisitions could include significant goodwill and intangible assets, which may result in future impairment charges that would reduce our stated earnings.

        We have grown significantly through acquisitions in recent years and expect to continue to grow through acquisitions. Management has expended, and expects to continue to expend, significant time and effort in evaluating, completing and integrating acquisitions and opening new stores. Our systems, procedures and controls may not be adequate to support our expanding operations. Any future growth will also impose significant added responsibilities on our executives, including the need to identify, recruit and integrate new senior level managers and executives. We may not be able to identify and retain such additional management. If we are unable to manage growth efficiently and effectively, or are unable to attract and retain additional qualified management, there could be a material adverse effect on our financial condition and results of operations.

We lease many of our dealership sites from related parties, and if we are unable to obtain commercially reasonable terms and conditions from these related parties or unrelated third parties in the future, our growth and financial condition may be adversely affected.

        We lease 43 of our 81 dealership sites from entities affiliated with David Meyer, our Chairman and Chief Executive Officer, Tony Christianson, one of our directors, Peter Christianson, our President and Chief Operating Officer, or James L. Williams, one of our directors. We expect that we may lease future dealership sites we acquire from parties related to our affiliates. There is no guarantee that related parties will offer us commercially reasonable terms and conditions or that unrelated third parties will provide alternate dealership sites on commercially reasonable terms and conditions. If we cannot obtain commercially reasonable terms and conditions on leases for our current or future dealership sites from entities related to Messrs. Meyer, Tony Christianson, Peter Christianson or Williams, or from unrelated third parties, our growth and financial condition may be adversely affected.

Substantial inventory financing is required for the equipment we sell but may not be available, which could adversely affect our growth and results of operations.

        The sale of agricultural and construction equipment requires substantial inventories of equipment and parts to be maintained at each store to facilitate sales to customers on a timely basis. We generally purchase our inventories of equipment with the assistance of floorplan financing programs through CNH Capital and other lenders. As we grow, whether internally or through acquisitions, our inventory requirements will increase and, as a result, our financing requirements also will increase. In the event that our available financing sources are not maintained or are insufficient to satisfy our future requirements, we would be required to obtain financing from other sources. There can be no assurance that additional or alternative financing could be obtained on commercially reasonable terms. To the extent additional financing cannot be obtained on commercially reasonable terms, our growth and results of operations could be adversely affected.

Failure to properly manage our equipment inventory, our largest asset, would have a significant adverse effect on our operations.

        Our equipment inventory has generally represented 50% or more of our total assets. Thus, our success is significantly dependent upon our ability to manage the supply and cost of new and used equipment. The pricing of equipment can be highly volatile and subject to negotiation, particularly in the used equipment market. Pricing for and sales of used equipment can be significantly affected by the limited market for such equipment. Further, liquidation prices of used agricultural and construction equipment can have significant fluctuations due to economic cycles, utilization trends and degree of specialization. We are dependent upon the ability of our management and buyers to negotiate acceptable purchase prices, to affect a proper balance of new and used equipment and to manage the amount of equipment in inventory to assure quick turnover. Our failure to manage our inventory and equipment costs could materially adversely affect our results of operations and financial condition.

Adverse changes in governmental agricultural policies, including decreases in farm subsidies, may reduce demand for agricultural equipment and cause our revenue to decline.

        Changes in governmental agricultural policy could adversely affect sales of agricultural equipment. Government subsidies influence demand for agricultural equipment. Future farm bills and USDA budgets may reduce the amount of payments to individual farmers. We cannot predict the outcome of such governmental funding, and to the extent that future funding to individual farmers is reduced, these reductions in funding could reduce demand for agricultural equipment and we could experience a decline in revenue.

Economic events, particularly in the credit markets, may adversely affect our business and results of operations.

        The agricultural and construction equipment industries are affected by macroeconomic factors, including changes in international, national, regional, and local economic conditions. Current global economic conditions pose a risk to our business as customers may postpone spending in response to tighter credit, negative financial news, downturns in agricultural commodity prices and the housing market and/or declines in income or asset values, which could have a material negative effect on the demand for our products and services. Our business is also particularly dependent on our access to the capital and credit markets to finance acquisitions and manage inventory. Tight credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets have the potential to adversely affect our business. Such disruptions in the overall economy and financial markets and the related reduction in consumer confidence in the economy, slow activity in the capital markets, negatively affect access to credit on commercially acceptable terms, and may adversely impact the access of us or our customers to credit and the terms of any such credit. Further, any decreased collectability of accounts receivable or increase in customer insolvencies could negatively impact our results of operations. The nature of the agricultural and construction equipment industries is such that a downturn in demand can occur suddenly, due to tightening credit markets, decreasing commodity prices or demand, decreasing infrastructure and housing development, adverse weather conditions or other circumstances, resulting in excess inventory, un-utilized production capacity and reduced prices for equipment, which would harm our revenue and profitability. Uncertainty about current global economic conditions, agricultural commodity prices and demand and the housing market could also continue to increase the volatility of our stock price.

Adverse changes in the agricultural industries could result in decreases in purchases of agricultural equipment and harm our revenue and profitability.

        Our business depends to a great extent upon general activity levels in the agricultural industries. Changes in farm income and farmland value, the level of worldwide farm output and demand for farm products, commodity prices, animal diseases and crop pests, and limits on agricultural imports are all material factors that could adversely affect the agricultural industries and result in a decrease in the amount of agricultural equipment that our customers purchase. The nature of the agricultural equipment industries is such that a downturn in demand can occur suddenly, resulting in excess inventories, un-utilized production capacity and reduced prices for new and used equipment. These downturns may be prolonged and our revenue and profitability would be harmed.

Adverse changes in the construction industry could result in decreased demand for construction equipment and harm our revenue.

        General economic conditions in markets in which we do business can impact the demand for our construction equipment. The construction industry in our geographical areas has experienced a prolonged economic down cycle as a result of the macroeconomic environment, which negatively impacts sales of light construction equipment. Decreased demand for our products can have a negative impact on our financial performance and cash flow. Our business and earnings are impacted by the changes in the construction industry. The ability of consumers to obtain mortgages for the purchase of newly constructed homes or commercial properties impacts the overall demand for new home construction. The uncertainties created by recent events in the sub-prime mortgage market and their impact on the overall mortgage market, including the tightening of credit standards, could adversely affect the ability of consumers to obtain financing, thus reducing demand for new construction and in turn reducing our customers' demand for our construction equipment. Reduced demand for our construction equipment could negatively affect our financial performance and cash flow.

Climate fluctuations may negatively impact the agricultural and construction equipment markets and harm our sales.

        Weather conditions, particularly severe floods and droughts, can have a significant impact on the success of regional agricultural and construction markets and, therefore, the economic conditions of the regions in which we operate stores. Accordingly, our financial condition and results of operations may be materially and adversely affected by any adverse cyclical trends or weather conditions. Our quarterly operating results are subject to fluctuation due to varying weather patterns, which may impact the timing and amount of equipment, parts and service purchases by our customers. A significant increase in the severity of weather cycles could increase the volatility of our results of operations and impact our financial condition. If we acquire businesses in geographic areas other than where we currently have operations, we may be affected more by the above-mentioned or other seasonal and equipment buying trends.

Our results of operations may fluctuate from period to period due to interest rate adjustments.

        The ability to finance affordable purchases, of which the interest rate charged is a significant component, is an important part of a customer's decision to purchase agricultural or construction equipment. Volatility in the credit markets may have a negative impact on our business by making it more difficult for certain of our customers to obtain financing to purchase agricultural or construction equipment. Interest rate increases may make equipment purchases less affordable for customers and, as a result, our revenue and profitability may decrease as we manage excess inventory and reduce prices for equipment. To the extent we cannot pass on our increased costs of inventory to our customers, our net income may decrease. Conversely, any decrease in interest rates may positively affect a customer's decision to purchase agricultural or construction equipment. Partially as a result of the foregoing, our results of operations have in the past and in the future are expected to continue to fluctuate from quarter to quarter and year to year. We are unable to anticipate the timing and impact of interest rate adjustments.

Aggressive pricing competition could adversely affect our results of operation and growth.

        The agricultural and construction equipment sales and distribution industries are highly competitive and fragmented, with large numbers of companies operating on a regional or local scale. Historically, our competitors have competed aggressively on the basis of pricing or inventory availability, resulting in decreased margins on our sales to the extent we choose to match our competitors' downward pricing. To the extent we choose not to match or remain within a reasonable competitive distance from our competitors' pricing, it could also have an adverse impact on our results of operations, as we may lose sales volume. In addition, to the extent CNH's competitors provide their dealers with more innovative or higher quality products, better customer financing, or have more effective marketing efforts, our ability to compete and financial condition and results of operations could be adversely affected.

We are substantially dependent on our Chief Executive Officer and President/Chief Operating Officer, the loss of either of whom could have a material adverse effect on our business.

        We believe our success will depend to a significant extent upon the efforts and abilities of David Meyer, our Chairman and Chief Executive Officer, and Peter Christianson, our President and Chief Operating Officer. The employment relationships with both Mr. Meyer and Mr. Christianson are terminable by us or each of them at any time for any reason. The loss of the services of one or both of these persons and other key employees could have a material adverse effect on our operating results.

Selling agricultural and construction equipment and parts subjects us to product liability risks that could adversely affect our financial condition and reputation.

        Products sold or serviced by us may expose us to potential liabilities for personal injury or property damage claims relating to the use of such products. Our product liability insurance may not be adequate to cover product liability claims. Such insurance may not continue to be available on economically reasonable terms. An uninsured or partially insured claim for which indemnification is not provided could have a material adverse effect on our financial condition. Furthermore, if any significant claims are made against us or against CNH or any of our other suppliers, our business may be adversely affected by any resulting negative publicity.

Being a public company has substantially increased our legal and financial compliance costs, which could harm our business, financial condition and results of operations.

        Compliance with publicly-traded company regulations adversely impacts our resources. As a publicly-traded company, we are subject to rules and regulations that increase our legal and financial compliance costs, make some activities more time-consuming and costly, and divert our management's attention away from the operation of our business. These rules and regulations may make it more difficult and more expensive for us to maintain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may experience more difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or the timing of these costs. The costs of being a publicly-traded company and the attendant diversion of management's time and attention may have a material adverse effect on our business, financial condition and results of operations.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to its effectiveness, which could have a significant and adverse effect on our business and reputation.

        We are required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder. If we fail to maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remedial actions or their impact on our operations. If we are not able to comply with the requirements of Section 404, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal control over financial reporting, we may be unable to report our financial results accurately or in a timely manner and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In fiscal 2010, we began implementing a new enterprise resource planning system. Unforeseen problems with or any difficulties encountered integrating the new enterprise resource planning system could result in internal control deficiencies.

USE OF PROCEEDS

        We expect to receive proceeds of approximately $65.2 million (exclusive of any proceeds received if the underwriters exercise the overallotment option) and after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which could include general and administrative expenses and the acquisition of, or investment in, properties, companies, or assets that complement our business. We are not currently in negotiations for any acquisitions of, or investments in, any properties, companies or assets for which we intend to use the proceeds of this offering.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "TITN." The table below sets forth, for the fiscal quarters indicated, the high and low sale prices of our common stock as reported by the NASDAQ Global Select Market:

	High	Low
Fiscal Year Ending January 31, 2012
First Quarter (through May 5, 2011)	$32.03	$23.39
Fiscal Year Ended January 31, 2011
Fourth Quarter	$24.74	$18.67
Third Quarter	$20.77	$14.00
Second Quarter	$15.19	$11.93
First Quarter	$15.44	$10.70
Fiscal Year Ended January 31, 2010
Fourth Quarter	$13.19	$9.81
Third Quarter	$14.49	$10.38
Second Quarter	$17.00	$9.96
First Quarter	$12.96	$7.50

        On May 5, 2011, the closing price per share of our common stock was $30.45. On April 15, 2011, there were approximately 500 record holders of our common stock.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization as of January 31, 2011:

  •
  on an actual basis; and

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  on an as adjusted basis to give effect to our sale of 2,400,000 shares of common stock at a public offering price of $28.75 per share in this offering, after deducting the underwriting discount and estimated offering expenses payable by us (assuming no exercise of the underwriters' option to purchase an additional 360,000 shares of our common stock).

        You should read this table in conjunction with "Use of Proceeds" above as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, included in our most recent Annual Report on Form 10-K, which is incorporated by reference into this Prospectus Supplement.

	As of January 31, 2011
(dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$76,112	$141,288

Stockholders' equity:
Common stock, $0.00001 par value, 25,000 shares authorized, 17,917 issued and outstanding as of January 31, 2011, 20,317 as adjusted	$—	$—
Additional paid-in capital	140,466	205,642
Retained earnings	74,091	74,091

Total stockholders' equity	$214,557	$279,733

 UNDERWRITING

        The underwriters named below have agreed to buy, subject to the terms of an underwriting agreement, the number of shares from us listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that, if the underwriters default, this offering of our common stock may be terminated.

Underwriter	Number of Shares
Craig Hallum Capital Group LLC	1,200,000
Robert W. Baird & Co. Incorporated	480,000
Stephens Inc.	360,000
Feltl and Company	360,000

Total	2,400,000

        The underwriters have advised us that they propose to offer the shares to the public at $28.75 per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $0.9056 per share. After the offering, the concession amount may be changed by the underwriters.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering pursuant to this Prospectus Supplement.

        We have granted to the underwriters an option to purchase up to an additional 360,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period following the date of the underwriting agreement, but only to cover over-allotments, if any.

        The following table summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. The underwriters have not received and will not receive from us any other item of compensation or expense reimbursement in connection with this offering considered by FINRA to be underwriting compensation under its rule of fair price. The underwriting discount was determined through arms' length negotiations between the underwriters and us.

	Total with no over-allotment	Total, with over-allotment
Underwriting discount to be paid to the underwriters by us	$3,622,560	$4,165,944

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $200,000.

        We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The underwriters have required all of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 60 days, after the date of the final Prospectus Supplement for this offering. These lock-up agreements are subject to certain exceptions, including for sales made by Gordon Paul Anderson, one of our directors, and entities affiliated with Tony Christianson, one of our directors, in an aggregate amount not to exceed 185,000 shares pursuant to Rule 10b5-1 plans and for the exercise of options that expire during the term of the lock-up agreement (with the ability to sell sufficient shares to cover the exercise price and any required withholding taxes associated with exercising those options), in each case without the prior written consent of Craig-Hallum Capital Group LLC.

        We have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this Prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Craig-Hallum Capital Group LLC. The agreement provides exceptions for (i) sales to the underwriters pursuant to the underwriting agreement, (ii) sales in connection with the exercise of options granted and (iii) certain other exceptions.

        To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriters (and selling group members) may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market. Passive market making consists of displaying bids on the NASDAQ Global Select Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        The underwriters may facilitate the marketing of this offering online directly or through one or more of their affiliates. In those cases, prospective investors may view offering terms and a Prospectus online and place orders online or through their financial advisors.

        The underwriters and their affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

 WHERE YOU CAN FIND MORE INFORMATION

        We maintain a web site at www.titanmachinery.com, which contains information concerning us. The information contained on our internet site is not incorporated by reference in this Prospectus and should not be considered part of this Prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the Registration Statement and the exhibits and schedules thereto.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering under this Prospectus:

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  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed April 18, 2011.

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  Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2011 Annual Meeting of Stockholders filed April 29, 2011.

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  Our Current Report on Form 8-K filed April 12, 2011.

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  Our Current Report on Form 8-K filed April 29, 2011.

  •
  Our Current Report on Form 8-K filed May 3, 2011.

  •
  Our Current Report on Form 8-K filed May 6, 2011.

  •
  The description of our common stock set forth in the registration statement on Form 8-A filed on December 3, 2007.

        You may request a copy of these filings at no cost, by writing or telephoning the office of Secretary, Titan Machinery Inc., 644 East Beaton Drive, West Fargo, ND 58078; Telephone Number (701) 356-0130.

LEGAL MATTERS

        The validity of the securities offered by this Prospectus will be passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota. The underwriters have been represented in connection with this offering by Faegre & Benson LLP, Minneapolis, Minnesota.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended January 31, 2011, have been so incorporated in reliance on the reports of Eide Bailly LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

        This prospectus will allow us to issue up to an aggregate of $250,000,000 of our common stock, preferred stock, debt securities, purchase contracts, units and warrants from time to time at prices and on terms determined at or prior to the offering. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. We may offer to sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

        You should read carefully this prospectus and any supplement before you invest. You may not use this prospectus to sell securities unless it includes a prospectus supplement.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "TITN." On December 7, 2010, the closing price as quoted on the NASDAQ Global Select Market was $20.51 per share.

        Our principal executive office is located at 644 East Beaton Drive, West Fargo, ND 58078. Our telephone number is (701) 356-0130 and our company website is www.titanmachinery.com. We do not intend for information contained on our website to be part of this prospectus.

        Investing in the securities we may offer involves various risks. See the section titled "Risk Factors" beginning on page 4 of this prospectus and in our filings with the Securities and Exchange Commission and in the prospectus supplement relating to the specific issue of securities you intend to buy.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2011

        You should rely only on the information contained in or incorporated by reference in this prospectus, the associated prospectus supplement, and any free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms "the Company," "Titan," "we," "us," and "our" refer to Titan Machinery Inc., a corporation organized in Delaware, and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement (the "Registration Statement") that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may from time to time sell:

  •
  common stock;

  •
  preferred stock;

  •
  debt securities;

  •
  warrants to purchase any of the securities listed above;

  •
  purchase contracts;

  •
  units consisting of any of the securities listed above; or

  •
  any combination of these securities

in one or more offerings up to a total dollar amount of $250,000,000. We have provided to you in this prospectus (the "Prospectus") a general description of the securities we may offer. Each time we sell securities under this shelf registration process we will provide a prospectus supplement (each, a "Prospectus Supplement") that will contain specific information about the terms of the offering. We may also add, update, or change in the Prospectus Supplement any of the information contained in this Prospectus. To the extent there is a conflict between the information contained in this Prospectus and a Prospectus Supplement, you should rely on the information in the Prospectus Supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this Prospectus or any Prospectus Supplement—the statement in the document having the later date shall modify or supersede the earlier statement.

        As permitted by the rules and regulations of the SEC, the Registration Statement, of which this Prospectus forms a part, includes additional information not contained in this Prospectus. You may read the Registration Statement and the other reports we file with the SEC at the SEC's web site or at the SEC's offices described below under the heading "Incorporation of Documents by Reference."

SUMMARY OF OUR COMPANY

        This summary highlights selected information about us and does not contain all the information that may be important to you. To understand the terms of the securities being offered by this Prospectus, the associated Prospectus Supplement, and any free writing prospectus, we encourage you to read the entire Prospectus, especially the risks of investing in the securities described under the section "Risk Factors," and the documents identified under the caption "Incorporation of Documents by Reference." Unless the context otherwise requires, all information in this Prospectus, any Prospectus Supplement, and any free writing prospectus which refers to "the Company," "Titan," "we," "us" or "our" means Titan Machinery Inc. and all of its direct and indirect subsidiaries, limited liability companies, and limited partnerships.

Our Company

        We own and operate a network of full service agricultural and construction equipment stores in the United States. Based upon information provided to us by CNH Global N.V. or its U.S. subsidiary CNH America LLC, collectively referred to in this Prospectus as CNH, we are the world's largest retail dealer of Case IH Agriculture equipment and a major retail dealer of New Holland Agriculture, Case Construction and New Holland Construction equipment in the U.S. We have two primary business segments, Agriculture and Construction, within each of which we sell and rent new and used equipment, sell parts, and service the equipment in the areas surrounding our stores.

        The agricultural equipment we sell and service includes machinery and attachments for uses ranging from large-scale farming to home and garden use. The construction equipment we sell and service includes heavy construction and light industrial machinery for commercial and residential construction, road and highway construction and mining. Within each of our operating segments, we engage in four principal business activities:

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  new and used equipment sales;

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  parts sales;

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  repair and maintenance services; and

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  equipment rental and other activities.

        The new equipment and parts we sell are supplied primarily by CNH. CNH is a leading manufacturer and supplier of agricultural and construction equipment, primarily through the Case IH Agriculture, New Holland Agriculture, Case Construction and New Holland Construction brands. We acquire used equipment for resale through trade-ins from our customers and selective purchases. We also sell parts and provide in-store and on-site repair and maintenance services. We also rent equipment and provide other ancillary services such as equipment transportation, GPS signal subscriptions and finance and insurance products.

        We offer our customers a one-stop solution by providing equipment and parts sales, repair and maintenance services and rental functions in each store. Our full service approach provides us with multiple points of customer contact and substantial cross-selling opportunities. We believe our mix of equipment and recurring parts and service sales enables us to operate effectively throughout economic cycles. We also believe our significant scale, superior customer service, diverse and stable customer base, proven management reporting system and experienced management team provide us with a competitive advantage in many of our local markets.

        Throughout our 30-year operating history we have built an extensive, geographically contiguous network of 71 stores, including two outlet stores. Our agricultural equipment stores are located in highly productive farming regions, including the Red River Valley in eastern North Dakota and northwestern Minnesota and western portions of the corn belt in Iowa, eastern South Dakota and southern Minnesota. Our construction equipment stores are located in North Dakota, South Dakota, Iowa, Montana, Wyoming, eastern Nebraska and western Minnesota.

        For the nine-months ended October 31, 2010, revenue increased 23.9% to $726.4 million from $586.5 million in the prior period of fiscal 2010. Revenue from our agriculture segment was $645.3 million for the nine-months ended October 31, 2010, compared to $524.3 million in the prior period of fiscal 2010. Revenue from our construction segment was $108.1 million for the nine-months ended October 31, 2010, compared to $84.4 million in the prior period of fiscal 2010.

        For the twelve-months ended January 31, 2010, revenue increased 21.5% to $838.8 million from $690.4 million in fiscal 2009. Revenue from our agriculture segment was $751.3 million in fiscal 2010, compared to $624.0 million in fiscal 2009. Revenue from our construction segment was $116.4 million, compared to $88.0 million in fiscal 2009.

RISK FACTORS

        You should rely only on the information contained or incorporated by reference in this Prospectus, a Prospectus Supplement, or any free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus or any Prospectus Supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations, and prospects may have changed since those dates.

        An investment in our securities involves various risk factors. You should carefully consider the risks described in the applicable Prospectus Supplement, together with all of the other information appearing in this Prospectus or incorporated by reference into this Prospectus, including without limitation, any risk factors discussed in our Annual Report on Form 10-K for the year ended January 31, 2010, and any other filings made with the SEC, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial conditions, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Such "forward-looking" information is included in this Prospectus, as well as in materials incorporated herein by reference, and other materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company).

        This Prospectus contains forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our results or our industry's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Our forward-looking statements in this Prospectus and our Annual Report on Form 10-K for the year ended January 31, 2010, and any other filings made with the SEC, which are incorporated herein by reference, generally relate to the following:

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  our beliefs and intentions with respect to our growth strategy, including growth through acquisitions, the types of acquisition targets we intend to pursue and our ability to identify such targets;

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  our beliefs with respect to our competitors and our competitive advantages;

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  our beliefs with respect to the impact of government subsidies on the agriculture economy;

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  our beliefs with respect to our business strengths, including the Titan Operating Model;

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  our plans and beliefs with respect to real property used in our business;

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  our beliefs with respect to our employee relations;

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  our assumptions, beliefs and expectations with respect to past and future market conditions, including interest rates, lending standards and public infrastructure spending and the impact these conditions will have on our operating results;

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  our beliefs with respect to the adequacy of our capital resources and the funding of debt service obligations and capital expenditures;

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  our plans for future capital expenditures;

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  our cash needs and the adequacy of our working capital; and

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  our expectations regarding the impact of inflation.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

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  incorrect assumptions regarding our cash needs;

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  general economic conditions and agriculture and construction activity in the markets where we operate;

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  our relationships with equipment suppliers;

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  our leverage;

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  the risks associated with the expansion of our business;

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  our possible inability to integrate any businesses we acquire;

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  competitive pressures;

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  compliance with laws and regulations; and

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  other factors discussed under "Risk Factors" in this Prospectus, a Prospectus Supplement or our Annual Report filed on Form 10-K for the year ended January 31, 2010, and any of our filings with the SEC, which are incorporated herein by reference.

        These important factors include those that we discuss under "Risk Factors." You should read these risk factors and the other cautionary statements made in this Prospectus, a Prospectus Supplement, any free writing prospectus, or any of our filings with the SEC as being applicable to all related forward-looking statements wherever they appear in this Prospectus and any of our other reports filed with the Securities and Exchange Commission. We cannot assure you that the forward-looking statements in this Prospectus, a Prospectus Supplement, any free writing prospectus or any of our filings with the SEC will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Other than as required by law, we undertake no obligation to update these forward-looking statements, even though our situation may change in the future.

USE OF PROCEEDS

        Unless otherwise provided in the applicable Prospectus Supplement, we currently intend to use the net proceeds from the sale of the securities under this Prospectus for general corporate purposes, which could include general and administrative expenses, to repay or refinance debt, and for acquisitions of, or investment in, properties, companies, or assets that complement our business. We will set forth in a Prospectus Supplement relating to a specific offering our intended use for the net proceeds received from the sale of securities in that offering. Pending the application of the net proceeds, we intend to invest net proceeds in short-term investment grade and U.S. government securities.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the periods indicated below were as follows:

	Nine Months Ended October 31, 2010	Year Ended January 31,
		2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	3.04	3.64	6.08	1.78	1.92	2.04

THE SECURITIES WE MAY OFFER

        The descriptions of the securities contained in this Prospectus, together with the applicable Prospectus Supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable Prospectus Supplement relating to any securities the particular terms of the securities offered by that Prospectus Supplement. If we indicate in the applicable Prospectus Supplement, the terms of the securities may differ from the terms we have summarized below, in which case the terms of the Prospectus Supplement will control. We will also include in the Prospectus Supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

        We may sell from time to time, in one or more offerings:

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  common stock;

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  preferred stock;

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  debt securities;

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  warrants to purchase any of the securities listed above;

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  purchase contracts;

  •
  units consisting of any of the securities listed above; or

  •
  any combination of the foregoing securities.

        In this Prospectus, we refer to the common stock, preferred stock, debt securities, warrants, purchase contracts and units collectively as "securities." The aggregate dollar amount of all securities that we may issue under this Prospectus will not exceed $250,000,000.

        If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this Prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

        This Prospectus may not be used to consummate a sale of securities unless it is accompanied by a Prospectus Supplement.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 30,000,000 shares, consisting of 25,000,000 shares of common stock and 5,000,000 shares of undesignated stock, from which our board of directors is authorized to issue preferred stock and establish the rights, preferences and privileges with respect to such shares of preferred stock.

        The following summarizes important provisions of our capital stock and describes all material provisions of our certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws and by the provisions of applicable law.

Common Stock

        No outstanding share of common stock is entitled to preference over any other share, and each share is equal to any other share in all respects. Holders of the common stock are entitled to one vote for each share held of record at each meeting of stockholders. In any distribution of capital assets, such as liquidation, whether voluntary or involuntary, holders of the common stock are entitled to receive pro rata the assets remaining after creditors have been paid in full and after payment of the liquidation preference of all classes and series of preferred stock outstanding. Holders of shares of common stock have no preemptive rights.

Preferred Stock

        The board of directors may by resolution and without stockholder approval establish from the undesignated shares different classes or series of preferred shares, with such designations, voting power, preferences, rights qualifications, limitations, restrictions, dividends, time and prices of redemption, and conversion rights as the board of directors may establish. The issuance of such capital stock could adversely affect the rights and voting power of holders of common stock, entitle holders to greater liquidation preferences or board representation than holders of our common stock or prevent or delay a change in control.

Warrants

        As of the date of this Prospectus, the following warrants to purchase common stock are outstanding:

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  8,938 shares at $3.00 per share expiring in 2013; and

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  42,790 shares at $3.50 per share, 36,719 of which expire in 2013 and 6,071 of which expire in 2014.

Anti-Takeover Provisions

Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

        Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

  •
  permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

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  provide that the authorized number of directors may be changed by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  divide our board of directors into three classes;

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  provide that directors may only be removed for cause by the holders of at least two-thirds of the voting power of the shares eligible to vote for directors;

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  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice; and

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

CNH Dealer Agreements

        Prior consent of CNH is required for the acquisition by any party of 20% or more of our outstanding stock. Without this consent, CNH may terminate our dealer agreements.

Limitation on Liability of Directors and Indemnification

        Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  •
  breach of their duty of loyalty to us or our stockholders;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

  •
  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by law subject to certain procedural and other requirements set forth in the bylaws; or, if applicable, pursuant to indemnification agreements, which, when executed, will supersede the bylaw provisions. They further provide that we may choose to indemnify other employees or agents of the corporation from time to time. Section 145(g) of the Delaware General Corporation Law and our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We have and intend to maintain directors' and officers' liability insurance, if available on reasonable terms.

        We have separate indemnification agreements with our directors and officers, in addition to the indemnification provisions set forth in our bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her services as one of our directors or officers, including services provided to any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

NASDAQ Global Select Market

        Our common stock is listed on the NASDAQ Global Select Market under the trading symbol "TITN."

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the debt securities that we may offer under this Prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable Prospectus Supplement. If we indicate in a Prospectus Supplement, the terms of any debt securities we offer under that Prospectus Supplement may differ from the terms we describe below.

        We will issue senior notes under a senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the Registration Statement, of which this Prospectus forms a part. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term "trustee" to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

        The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        If we decide to issue any senior notes or subordinated notes pursuant to this Prospectus, we will describe in a Prospectus Supplement the terms of the series of notes, including the following:

  •
  the title;

  •
  any limit on the amount that may be issued;

  •
  whether or not we will issue the series of notes in global form, and, if so, who the depository will be;

  •
  the maturity date or dates;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

  •
  whether or not the notes will be secured or unsecured, and the terms of any secured debt;

  •
  whether or not the notes will be senior or subordinated;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  the place or places where payments will be payable;

  •
  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  •
  Portion of principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

  •
  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

  •
  whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

  •
  whether we will be restricted from incurring any additional indebtedness;

  •
  a discussion of any material or special U.S. federal income tax considerations;

  •
  the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

  •
  Any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

        We will set forth in the applicable Prospectus Supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

        The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indentures

        The following are events of default under the indentures with respect to any series of debt securities that we may issue:

  •
  If we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

  •
  if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

  •
  if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

  •
  if we experience specified events of bankruptcy, insolvency or reorganization.

        If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

        If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except uncured defaults or events of default regarding payment of principal, or premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

  •
  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

  •
  the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, or the premium, if any, or interest on, the debt securities.

        We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indentures; Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture; or

  •
  to change anything that does not materially adversely affect the interests of any holder of notes of any series.

        In addition, under the indentures, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of debt securities;

  •
  reducing the principal amount, the rate of interest or any premium payable upon the redemption of any debt securities;

  •
  reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Discharge

        Each indenture provides that we can elect, under specified circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

  •
  register the transfer or exchange of debt securities of the series;

  •
  replace stolen, lost or mutilated debt securities of the series;

  •
  maintain paying agencies;

  •
  hold monies for payment in trust;

  •
  compensate and indemnify the trustee; and

  •
  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable Prospectus Supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or another depository named by us and identified in a Prospectus Supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable Prospectus Supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable Prospectus Supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable Prospectus Supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  reissue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

        The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable Prospectus Supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

        We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable Prospectus Supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a Prospectus Supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable Prospectus Supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

        All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

        The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a Prospectus Supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the warrants that we may offer under this Prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable Prospectus Supplement. If we indicate in the Prospectus Supplement, the terms of any warrants offered under that Prospectus Supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this Prospectus forms a part.

General

        We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable Prospectus Supplement relating to a particular series of warrants.

        If we decide to issue warrants pursuant to this Prospectus, we will specify in a Prospectus Supplement the terms of the series of warrants, including, if applicable, the following:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased;

  •
  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreement and warrants may be modified;

  •
  a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe in the applicable Prospectus Supplement. Unless we otherwise specify in the applicable Prospectus Supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Central time on the expiration date that we set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable Prospectus Supplement. We will set forth on the reverse side of the warrant certificate and in the applicable Prospectus Supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable Prospectus Supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

  •
  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable Prospectus Supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable Prospectus Supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable Prospectus Supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable Prospectus Supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

        As specified in the applicable Prospectus Supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable Prospectus Supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable Prospectus Supplement, DTC will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the Prospectus Supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  an investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under "—Legal Holders";

  •
  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The Prospectus Supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the Prospectus Supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

  •
  through agents to the public or to investors;

  •
  to one or more underwriters for resale to the public or to investors;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  directly to investors in privately negotiated transactions; or

  •
  through a combination of these methods of sale.

        The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to prevailing market prices; or

  •
  negotiated prices.

        We will set forth in a Prospectus Supplement the terms of the offering of securities, including:

  •
  the name or names of any agents or underwriters;

  •
  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  the public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such securities may be listed.

Underwriters

        If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the Prospectus Supplement naming the underwriter the nature of any such relationship.

Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

        We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable Prospectus Supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

        Unless otherwise specified in the applicable Prospectus Supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

        In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

        Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a web site at www.titanmachinery.com, which contains information concerning us. The information contained on our internet site is not incorporated by reference in this Prospectus and should not be considered part of this Prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the Registration Statement and the exhibits and schedules thereto.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this Prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, filed April 15, 2010.

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  Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2010, filed June 9, 2010.

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  Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010, filed September 8, 2010.

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010, filed December 9, 2010.

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  Our Current Reports on Form 8-K filed April 15, 2010, June 8, 2010, October 1, 2010, November 4, 2010, and December 9, 2010.

        You may request a copy of these filings at no cost, by writing or telephoning the office of Secretary, Titan Machinery Inc., 644 East Beaton Drive, West Fargo, ND 58078; Telephone Number (701) 356-0130.

LEGAL MATTERS

        The validity of the securities offered by this Prospectus will be passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2010, have been so incorporated in reliance on the reports of Eide Bailly LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

2,400,000 Shares

Titan Machinery Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Craig-Hallum Capital Group	Baird
Co-Managers
Stephens Inc.	Feltl and Company

May 6, 2011